Exhibit 23

Consent of Yount, Hyde & Barbour, P.C.

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63699, No. 333-67535, No. 333-89551, No. 333-89505, No. 333-35996 and No. 333-125881) of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank (the Plan) of our report dated June 28, 2007, relating to the statements of net assets available for benefits as of December 31, 2006 and 2005, and the statements of changes in net assets available for benefits for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2006 annual report on Form 11-K of the Plan.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

June 28, 2007